BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE 18TH EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON OCTOBER 17, 2016

1.           Date, Time and Location: Held on October 17, 2016, at 9:00 hours, at the office of BRF S.A. (“Company”) located at Rua Hungria, n°. 1400, 5th floor, in São Paulo City, state of São Paulo.

2.           Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Presence: The meeting was duly called and held within the terms of article 21, clause 5 of the Company´s Bylaws, with the totality of the members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

4.           Agenda: To approve the acquisiton of equity participation in COFCO Meat Holdings Limited.

5.           Resolutions: In accordance with the set forth in article 23, (xxxii) of the Company´s Bylaws, the members of the Board of Directors approved, with the abstention of Mr. Renato Proença Lopes, according to the statement filed in the Company’s headquarters, the execution of a cornerstone agreement, pursuant to which BRF GmbH is going to subscribe for such number of shares in COFCO Meat which may be purchased with an aggregate amount of US$20,000,000 (twenty million dollars), pursuant to the proposed global offering and listing of COFCO Meat on the Main Board of the Stock Exchange of Hong Kong Limited.

The documents that supported the resolution taken by the members of the Board of Directors were filed at the Company’s headquarters.

The Executive Officers of the Company are henceforth authorized to carry out all and any acts and execute any and all documents required for the implementation of the resolutions passed herein.

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BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE 18TH EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON OCTOBER 17, 2016

6.           Approval and Signature of the Minutes: There being no further matters to be discussed, the Chairman ended the meeting, being these minutes drawn up in summary form, read, approved and signed. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Board: Messrs. Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

I certify that the present minutes are an accurate and true copy of the original which is filed in Book Number 5, pages 105 to 106 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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